EXHIBIT 11


                      COMPUTATION OF PER SHARE EARNINGS

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
                                          Quarter Ended                   Nine Months Ended
                                          September 30,                      September 30,
                                   ---------------------------        --------------------------
                                        1994            1993              1994            1993
                                        ----            ----              ----            ----
Net Income ($000)                      $21,733          $4,881           $55,191         $32,491

Weighted Average Common
  Shares Outstanding                69,966,470      69,759,696        69,935,114      69,718,724


Earnings Per Share                       $0.31           $0.07             $0.79           $0.47

Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis       70,392,353      70,074,727        70,287,937      70,047,107


Primary Earnings Per Share               $0.31           $0.07             $0.79           $0.46


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                     70,416,339      70,074,727        70,384,983      70,047,107


Fully Diluted Earnings Per Share         $0.31           $0.07             $0.78           $0.46




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